                                                                      Exhibit 15





Board of Directors and Shareholders
Provident Life and Accident Insurance
Company of America



We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-47551) pertaining to the Provident Life and Accident Insurance Company Moneymaker, A Long-Term 401(k) Retirement Savings Plan for the registration of 500,000 shares of Class B common stock of Provident Life and Accident Insurance Company of America, the Registration Statement (Form S-8 No. 33-88108) of Provident Life and Accident Insurance Company Stock Option Plan of 1994 for the registration of 3,500,000 shares of Class B common stock of Provident Life and Accident Insurance Company of America and in the Registration Statement (Form S-8 No. 33-62231) of Provident Life and Accident Insurance Company Employee Stock Purchase Plan of 1995 for the registration of 1,000,000 shares of Class B common stock of Provident Life and Accident Insurance Company of America of our report dated November 6, 1995 relating to the unaudited condensed consolidated interim financial statements of Provident Life and Accident Insurance Company of America which is included in its Form 10-Q for the quarter ended September 30, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                        Ernst & Young LLP



November 6, 1995





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